Exhibit 11.2

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43RD STREET, SUITE 628 NEW YORK, NY 10002 (212) 641-0673 WWW.DIMOVTAX.COM

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 27, 2021 relating to the consolidated balance sheet of Ark7 Properties LLC and its wholly owned series LLC subsidiaries as of December 31, 2020 and the related and the related consolidated statement of operations, consolidated statement of changes in Member’s equity, and consolidated statement of cash flows as a whole for the year then ended, and the related notes to the consolidated financial statements.

New York, NY

July 30, 2021

/s/ George Dimov CPA

George Dimov CPA